Exhibit 10.5

                           VISULANT [GRAPHIC OMITTED]
                 Suite 406, 500 Union Street, Seattle, WA 98101
                    Telephone: 206 903.1351 Fax: 206 903.1352


August 28, 2005

Jerry D. Goldberg
4815 91st Avenue SE
Mercer Island, WA.  98040

Dear Jerry:

Re:  Compensation Package

As per our discussions, Visualant would like you to be its CFO, Secretary and Treasurer for which it can offer the following compensation package:


     o 250,000 options to purchase stock at US$0.75 per share until August 24th, 2008, vesting at the rate of 25% options up front commencing on August 24th, 2005 and 25% vesting each year thereafter.
     o US $3,250.00 per month beginning August 24th, 2005 on a retainer basis. Cash compensation is based upon time necessary to fulfill all CFO duties and responsibilities.
     o Cash compensation to be revisited as Visualant work load ramps up and major financing has been secured.
     o Visualant agrees to allow outside consulting work to supplement your income until it can offer more and Visualant responsibilities ramp. Visualant responsibilities take priority to all other outside opportunities. Pre-approval required by CEO.
     o Reimbursement of ordinary and necessary expenses with pre-approval by CEO.
     o    Stock bonus to be negotiated based upon performance targets.
     o    Benefits which are appropriate for the position.


Please sign and return a copy of this letter to acknowledge your agreement.

Yours very truly,

/s/ Ralph M. Brier
--------------------
    Ralph M. Brier
    President/CEO


Accepted and agreed.

/s/ Jerry Goldberg
--------------------
    Jerry Goldberg